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                              EXHIBIT NUMBER 99.1
                              -------------------

Concentric Network Corporation Prices $150 Million Offering of 13 1/2% Senior Redeemable Exchangeable Preferred Stock Due 2010

     CUPERTINO, Calif. (June 3, 1998) - Concentric Network Corporation  (NASDAQ:
CNCX) announced today that it has entered into an agreement to sell $150 million of 13 1/2% Senior Redeemable Exchangeable Preferred Stock due 2010. Each share of Preferred Stock will have a liquidation preference of $1,000 per share. This offering is being made within the United States to qualified investors.

     The Company intends to use the proceeds of the offering to fund potential acquisitions and for working capital purposes.

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

     These securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     About Concentric Network A leader in IP network innovation, Concentric Network Corporation provides wide area intranets and extranets for the enterprise. These high performance, secure, cost-effective and reliable IP-based Virtual Private Network services connect enterprises with their remote sites, mobile users, business partners and customers. For the consumer market, Concentric Network offers a complete line of connectivity and hosting products. The Concentric network architecture is based on "super" points of presence (SuperPOPs), an advanced ATM backbone, and distributed data centers which enable high functionality, low/fixed latency, high throughput and superior reliability to support a wide range of applications. Traded on NASDAQ under the symbol "CNCX," Concentric Network is headquartered in Cupertino, Calif. For more information, access the company's Web site at http://www.concentric.net or contact Katie Greene at 408/342-2885.

     Concentric Network Corporation and the Concentric logo are trademarks of Concentric Network Corporation. Other product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

     For more information contact:

                    Dave Griffeth
                    Concentric Network Corporation
                    408/342-2824
                    dgriffeth@concentric.com